Exhibit 23.3

Date：September 1, 2023

To: EPWK Holdings Ltd.

Building #2, District A, No. 359 Chengyi Rd,

The third phase of Xiamen Software Park

Xiamen City, Fujian Province

The People’s Republic of China

RE: Consent letter relating to the name change of our law firm

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China acting as the PRC legal counsel to EPWK Holdings Ltd. (the “Company”), in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing on the Nasdaq Capital Market.

Effective August 7, 2023, the English name of our law firm is changed from Beijing Dentons Law Offices, LLP (Fuzhou) to Beijing Dacheng Law Offices, LLP (Fuzhou). We hereby consent to i) legal opinions issued by us prior to the name change to continue to be used in the Registration Statement and in other publicity materials in connection with the Offering; ii）our new name Beijing Dacheng Law Offices, LLP (Fuzhou) to be used in the Registration Statement and in other publicity materials in connection with the Offering; and iii) legal opinions and consent letters issued by us prior to the name change continue to be valid and may continue to be valid exhibits to the Registration Statement.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

/s/ Qiushi Li	/s/ Yanyu Huang
QIUSHI LI	YANYU HUANG

Beijing Dacheng Law Offices, LLP (Fuzhou)

(Former name: Beijing Dentons Law Offices, LLP (Fuzhou))